Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Himalaya Technologies, Inc. (formerly Homeland Resources Ltd.) (the “Company”) on Form 10 of our report dated January 18, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the balance sheets as of July 31, 2021 and 2020, and the statements of operations, stockholders’ deficit and cash flows for each of the two-years ended July 31, 2021.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

April 1, 2022

331 Newman Springs Road	P (732) 784-1582
Building 1, 4th Floor, Suite 143	F (732) 510-0665
Red Bank, NJ 07701